                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 FORM 8-A/A-2


                      AMENDMENT TO APPLICATION OR REPORT
                 Filed pursuant to Section 12, 13 or 15(d) of
                   THE SECURITIES AND EXCHANGE ACT OF 1934



                           URANIUM RESOURCES, INC.
            (Exact name of registrant as specified in its charter)


                 Delaware                              75-2212772
         (State of incorporation                   (I.R.S. Employer
             or organization)                     Identification No.)

      12750 Merit Drive, Suite 1020
                  Box 12
           Dallas, Texas 75251                           75251
(Address of principal executive offices)              (Zip Code)


                               AMENDMENT NO. 2


     The undersigned registrant hereby amends the following items of its Application for Registration on Form 8-A for Registration of Certain Classes of Securities pursuant to Section 12(b) or (g) of Securities Exchange Act of 1934, as set forth below.

Item 9. Description of Securities. Item 9, entitled "Description of Securities" is hereby amended in its entirety to read as set forth on the attached page.

                         DESCRIPTION OF CAPITAL STOCK


COMMON STOCK

        The Company's authorized capital stock consists of 25,000,000 shares, par value $0.001 per share, in the case of Common Stock. As of December 9, 1996, 8,813,027 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. There are not preemptive, subscription, conversion or redemption rights pertaining to the Company's Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of Common Stock be issued. Holders of the Company's Common Stock are entitled to receiver such dividends as may be declared by the Board of Directors out of assets legally available therefore and to share ratably in the assets of the Company available upon liquidation.

        Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of Common Stock can elect all of the directors. Matters to be voted upon by the holders of Common Stock require the affirmative vote of a majority of the shares present at the stockholders meeting.

TRANSFER AGENT AND REGISTRAR

        Montreal Trust Company, Vancouver, British Columbia is the transfer agent and registrar for the Common Stock.

                                  SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           URANIUM RESOURCES, INC.


                                           By: /s/ THOMAS H. EHRLICH
                                              ----------------------------
                                              Thomas H. Ehrlich
                                              Vice President - Finance

Date: December 13, 1996





                                     -3-